Exhibit 99.4

Consent of Director Nominee

Pursuant to Rule 438 under the Securities Act of 1933 (the “Securities Act”), in connection with the Registration Statement on Form S-1 (the “Registration Statement”) of Project Energy Reimagined Acquisition Corp. (the “Company”), the undersigned hereby consents to being named and described as a person who will become a director of the Company in the Registration Statement and any amendment or supplement to any prospectus included in such Registration Statement, any amendment to such Registration Statement or any subsequent Registration Statement filed pursuant to Rule 462(b) under the Securities Act and to the filing or attachment of this consent with such Registration Statement and any amendment or supplement thereto.

IN WITNESS WHEREOF, the undersigned has executed this consent as of the 15th day of March 2021.

/s/ Michael Browning
Michael Browning